Exhibit (11)
             INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement under the Securities Act of 1933 and Amendment No. 9 to Registration Statement under the Investment Company Act of 1940, both filed under Registration Statement No. 33-79194, of our report dated September 12, 1995 on the financial statements of the Qualivest Tax-Free Money Market Fund, Qualivest Intermediate Bond Fund, Qualivest Money Market Fund, Qualivest U.S. Treasury Money Market Fund, Qualivest Small Companies Value
Fund, Qualivest Large Companies Value Fund, Qualivest Optimized Stock Fund, Qualivest Diversified Bond Fund, and Qualivest International Opportunities Fund, which are series of Qualivest Funds, incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Dayton, Ohio
January 22, 1996